Exhibit 99.1

Steve Madden Announces Third Quarter 2019 Results

~ Raises Full Year 2019 Guidance ~

~ Increases Quarterly Dividend ~

LONG ISLAND CITY, N.Y., October 29, 2019 – Steve Madden (Nasdaq: SHOO), a leading designer and marketer of fashion-forward footwear, accessories and apparel for women, men and children, today announced financial results for the third quarter and nine months ended September 30, 2019.

Amounts referred to as “Adjusted” exclude the items that are described under the heading “Non-GAAP Adjustments.”

For the Third Quarter 2019:

•	Net sales increased 8.5% to $497.3 million compared to $458.5 million in the same period of 2018.
•	Gross margin was 38.4% compared to 38.2% in the same period last year, an increase of 20 basis points.
•	Operating expenses as a percentage of net sales were 25.2% compared to 24.0% of net sales in the same period of 2018. Adjusted operating expenses as a percentage of net sales were 24.3% compared to 23.9% of net sales in the same period of 2018.
•	Income from operations totaled $68.0 million, or 13.7% of net sales, compared to $70.2 million, or 15.3% of net sales, in the same period of 2018. Adjusted income from operations was $72.3 million, or 14.5% of net sales, compared to Adjusted income from operations of $70.6 million, or 15.4% of net sales, in the same period of 2018.
•	Net income attributable to Steven Madden, Ltd. was $52.5 million, or $0.63 per diluted share, compared to $55.6 million, or $0.64 per diluted share, in the prior year’s third quarter. Adjusted net income attributable to Steven Madden, Ltd. was $56.0 million, or $0.67 per diluted share, compared to $55.9 million, or $0.65 per diluted share, in the prior year’s third quarter.

Edward Rosenfeld, Chairman and Chief Executive Officer, commented, “We are pleased with our third quarter results, which included adjusted earnings that significantly exceeded our expectations driven by strong performance in our Steve Madden and Blondo brands.  We also completed two acquisitions during the quarter that provide meaningful growth opportunities going forward: GREATS, a pioneering digitally native sneaker brand, and BB Dakota, a contemporary women’s apparel company.  Based on the strong performance in third quarter and the continued momentum in our underlying business, we are raising our 2019 EPS guidance despite incremental earnings pressure from the implementation of the 15% tariff on List 4 products from China.  Looking out further, the power of our brands and the strength of our business model give us confidence that we can continue to drive earnings growth and create value for shareholders over the long term.”

Third Quarter 2019 Segment Results

Net sales for the wholesale business increased 8.5% to $421.6 million in the third quarter of 2019, with strong growth in the wholesale footwear and the wholesale accessories/apparel segments. Wholesale footwear net sales rose 6.3% driven by gains in Blondo, Steve Madden Women’s and private label. Wholesale accessories/apparel net sales increased 15.8% driven by strong growth in Steve Madden handbags as well as the addition of the BB Dakota apparel business. Gross margin in the wholesale business decreased to 33.9% compared to 34.3% in last year’s third quarter as an increase in the wholesale footwear gross margin was more than offset by a decrease in the wholesale accessories/apparel gross margin due primarily to the tariff on goods imported from China.

Retail net sales in the third quarter rose 8.3% to $75.7 million compared to $69.9 million in the third quarter of the prior year. Same store sales increased 5.1% in the quarter driven by strong performance in the Company’s e-commerce business. Retail gross margin increased to 63.3% in the third quarter of 2019 compared to 60.1% in the third quarter of the prior year due primarily to reduced promotional activity.

The Company ended the quarter with 227 company-operated retail locations, including eight Internet stores, as well as 32 company-operated concessions in international markets.

The Company’s effective tax rate for the third quarter of 2019 was 23.0% compared to 20.8% in the third quarter of 2018. On an Adjusted basis, the effective tax rate for the third quarter of 2019 was 22.6%.

Balance Sheet and Cash Flow

During the third quarter of 2019, the Company repurchased 784,757 shares of the Company’s common stock for approximately $25.3 million, which includes shares acquired through the net settlement of employee stock awards.

As of September 30, 2019, cash, cash equivalents and current marketable securities totaled $194.9 million.

Increased Quarterly Dividend

The Company’s Board of Directors approved a quarterly cash dividend of $0.15 per share, reflecting a 7% increase over the previous quarterly dividend. The dividend will be paid on December 27, 2019, to stockholders of record at the close of business on December 16, 2019.

Updated Fiscal Year 2019 Outlook

The Company is raising its fiscal year 2019 net sales and diluted EPS guidance. For fiscal year 2019, the Company now expects net sales will increase 7% to 7.5% over net sales in 2018 compared to previous guidance of a 5% to 7% increase over net sales in 2018. The Company now expects diluted EPS for fiscal year 2019 will be in the range of $1.83 to $1.86 compared to the previous range of $1.74 to $1.82. The Company now expects Adjusted diluted EPS for fiscal year 2019 will be in the range of $1.92 to $1.95 compared to the previous range of $1.78 to $1.86.

Non-GAAP Adjustments

Amounts referred to as “Adjusted” exclude the items below.

For the third quarter 2019:

•	$3.1 million pre-tax ($2.3 million after-tax) expense in connection with a provision for early lease termination charges and impairment of lease right-of-use assets, included in operating expenses.
•	$1.1 million pre-tax ($0.8 million after-tax) expense in connection with the acquisitions of GREATS and BB Dakota, included in operating expenses.
•	$0.4 million tax expense in connection with deferred tax adjustments.

For the third quarter 2018:

•	$0.4 million pre-tax ($0.3 million after-tax) expense in connection with the integration of the Schwartz & Benjamin acquisition and the related restructuring, included in operating expenses.

For the fiscal year 2019 outlook:

•	$5.4 million pre-tax ($4.1 million after-tax) expense in connection with early lease termination charges and impairment of lease right-of-use assets.
•	$4.1 million pre-tax ($3.0 million after-tax) non-cash expense associated with the impairment of the Brian Atwood trademark.
•	$1.9 million pre-tax ($1.4 million after-tax) net benefit associated with the change in a contingent liability and the acceleration of amortization related to the termination of the Kate Spade license agreement as of December 31, 2019.
•	$1.1 million pre-tax ($1.0 million after-tax) expense in connection with the acquisitions of GREATS and BB Dakota, included in operating expenses.
•	$0.7 million pre-tax ($0.5 million after-tax) expense in connection with a divisional headquarters relocation.
•	$0.3 million pre-tax ($0.3 million after-tax) recovery, net of bad debt expense, associated with the Payless ShoeSource bankruptcy.
•	$0.5 million tax expense in connection with deferred tax adjustments.

Reconciliations of amounts on a GAAP basis to Adjusted amounts are presented in the Non-GAAP Reconciliation tables at the end of this release and identify and quantify all excluded items.

Conference Call Information

Interested stockholders are invited to listen to the third quarter earnings conference call scheduled for today, October 29, 2019, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging onto http://stevemadden.gcs-web.com. An online archive of the broadcast will be available within one hour of the conclusion of the call and will be accessible for a period of 30 days following the call.

About Steve Madden

Steve Madden designs, sources and markets fashion-forward footwear, accessories and apparel for women, men and children. In addition to marketing products under its own brands including Steve Madden®, Dolce Vita®, Betsey Johnson®, Blondo®, Report®, Brian Atwood®, Cejon®, GREATS®, BB Dakota®, Mad Love® and Big Buddha®, Steve Madden is a licensee of various brands, including Anne Klein®, Kate Spade®, Superga® and DKNY®. Steve Madden also designs and sources products under private label brand names for various retailers. Steve Madden’s wholesale distribution includes department stores, specialty stores, luxury retailers, national chains and mass merchants. Steve Madden also operates 227 retail stores (including eight Internet stores). Steve Madden licenses certain of its brands to third parties for the marketing and sale of certain products, including ready-to-wear, outerwear, eyewear, hosiery, jewelry, fragrance, luggage and bedding and bath products. For local store information and the latest Steve Madden booties, pumps, men’s and women’s boots, fashion sneakers, dress shoes, sandals and more, visit http://www.stevemadden.com.

Safe Harbor

This press release and oral statements made from time to time by representatives of the Company contain certain “forward looking statements” as that term is defined in the federal securities laws. The events described in forward looking statements may not occur. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of the Company’s plans or strategies, projected or anticipated benefits from acquisitions to be made by the Company, or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward looking statements. The Company cautions you that these statements concern current expectations about the Company’s future results and condition and are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projections upon which the statements are based. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission. Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and financial condition and whether forward looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could differ materially from those expressed or implied in these forward looking statements. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018

Net sales	$497,308	$458,482	$1,353,222	$1,243,249
Cost of sales	306,277	283,265	839,849	779,525
Gross profit	191,031	175,217	513,373	463,724
Commission and licensing fee income, net	2,157	4,994	6,531	10,897
Operating expenses	125,147	110,007	358,520	326,276
Impairment charges	—	—	4,050	—
Income from operations	68,041	70,204	157,334	148,345
Interest and other income, net	961	872	3,415	2,502
Income before provision for income taxes	69,002	71,076	160,749	150,847
Provision for income taxes	15,886	14,757	36,257	32,885
Net income	53,116	56,319	124,492	117,962
Less: net income attributable to noncontrolling interest	653	756	932	1,316
Net income attributable to Steven Madden, Ltd.	$52,463	$55,563	$123,560	$116,646

Basic income per share	$0.66	$0.68	$1.55	$1.43

Diluted income per share	$0.63	$0.64	$1.48	$1.35

Basic weighted average common shares outstanding	79,092	81,727	79,854	81,832

Diluted weighted average common shares outstanding	83,106	86,574	83,740	86,273

Cash dividends declared per common share	$0.14	$0.13	$0.42	$0.39

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

		As of
	September 30, 2019	December 31, 2018	September 30, 2018
	(Unaudited)		(Unaudited)

Cash and cash equivalents	$167,492	$200,031	$172,537
Marketable securities	27,452	66,968	57,896
Accounts receivable, net	335,503	266,452	332,049
Inventories	148,053	137,247	147,491
Other current assets	28,586	32,427	43,966
Property and equipment, net	60,662	64,807	65,472
Operating lease right-of-use assets	162,385	—	—
Goodwill and intangibles, net	334,341	291,423	295,269
Other assets	17,991	13,215	10,379
Total assets	$1,282,465	$1,072,570	$1,125,059

Accounts payable	$90,278	$79,802	$94,636
Operating leases (current & non-current)	177,772	—	—
Other current liabilities	124,356	141,887	121,894
Contingent payment liability	9,770	3,000	3,000
Other long-term liabilities	30,053	33,199	38,332
Total Steven Madden, Ltd. stockholders’ equity	838,738	805,814	859,770
Noncontrolling interest	11,498	8,868	7,427
Total liabilities and stockholders’ equity	$1,282,465	$1,072,570	$1,125,059

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED CASH FLOW DATA

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30, 2019	September 30, 2018

Net cash provided by operating activities	$83,158	$46,466

Investing Activities
Purchases of property and equipment	(9,211)	(8,164)
Sales of marketable securities, net	40,331	33,842
Acquisitions, net of cash acquired	(36,753)	—
Net cash (used in) / provided by investing activities	(5,633)	25,678

Financing Activities
Common stock share repurchases for treasury	(76,505)	(50,880)
Investment of noncontrolling interest	1,283	—
Distribution of noncontrolling interest earnings	(1,113)	—
Payment of contingent liability	—	(7,000)
Proceeds from exercise of stock options	2,606	12,801
Cash dividends paid	(35,805)	(35,147)
Net cash used in financing activities	(109,534)	(80,226)

Effect of exchange rate changes on cash and cash equivalents	(530)	(595)

Net decrease in cash and cash equivalents	(32,539)	(8,677)

Cash and cash equivalents - beginning of period	200,031	181,214

Cash and cash equivalents - end of period	$167,492	$172,537

STEVEN MADDEN, LTD. AND SUBSIDIARIES

NON-GAAP RECONCILIATION

(In thousands, except per share amounts)

(Unaudited)

The Company uses non-GAAP financial information to evaluate its operating performance and in order to represent the manner in which the Company conducts and views its business. Additionally, the Company believes the information assists investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that are not indicative of its core business. The non-GAAP financial information is provided in addition to, and not as an alternative to, the Company’s reported results prepared in accordance with GAAP.

Table 1 - Reconciliation of GAAP commission and licensing fee income, net to Adjusted commission and licensing fee income, net
Nine Months Ended
September 30, 2019

GAAP commission and licensing fee income, net	$6,531

Bad debt expense, net of recovery, associated with the Payless ShoeSource bankruptcy	1,409

Adjusted commission and licensing fee income, net	$7,940

Table 2 - Reconciliation of GAAP operating expenses to Adjusted operating expenses
	Three Months Ended		Nine Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018

GAAP operating expenses	$125,147	$110,007	$358,520	$326,276

Expense in connection with provision for early lease termination charges and impairment of lease right-of-use assets	(3,131)	—	(5,424)	—

Net benefit in connection with the change in a contingent liability and the acceleration of amortization related to the termination of the Kate Spade license agreement	—	—	1,868	—

Recovery associated with the Payless ShoeSource bankruptcy	—	—	1,668	—

Expense in connection with the acquisitions of GREATS and BB Dakota	(1,078)	—	(1,078)	—

Expense in connection with a divisional headquarters relocation	—	—	(669)	—

Expense in connection with provision for legal charges	—	—	—	(2,837)

Expense in connection with the integration of the Schwartz & Benjamin acquisition and the related restructuring	—	(406)	—	(1,787)

Expense in connection with a warehouse consolidation	—	—	—	(1,241)

Adjusted operating expenses	$120,938	$109,601	$354,885	$320,411

Table 3 - Reconciliation of GAAP income from operations to Adjusted income from operations
	Three Months Ended		Nine Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018

GAAP income from operations	$68,041	$70,204	$157,334	$148,345

Expense in connection with provision for early lease termination charges and impairment of lease right-of-use assets	3,131	—	5,424	—

Impairment of the Brian Atwood trademark	—	—	4,050	—

Expense in connection with the acquisitions of GREATS and BB Dakota	1,078	—	1,078	—

Expense in connection with a divisional headquarters relocation	—	—	669	—

Net benefit in connection with the change in a contingent liability and the acceleration of amortization related to the termination of the Kate Spade license agreement	—	—	(1,868)	—

Recovery, net of bad debt expense, associated with the Payless ShoeSource bankruptcy	—	—	(259)	—

Expense in connection with provision for legal charges	—	—	—	2,837

Expense in connection with the integration of the Schwartz & Benjamin acquisition and the related restructuring	—	406	—	1,787

Expense in connection with a warehouse consolidation	—	—	—	1,241

Adjusted income from operations	$72,250	$70,610	$166,428	$154,210

Table 4 - Reconciliation of GAAP provision for income taxes to Adjusted provision for income taxes
	Three Months Ended		Nine Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018

GAAP provision for income taxes	$15,886	$14,757	$36,257	$32,885

Tax effect of expense in connection with provision for early lease termination charges and impairment of lease right-of-use assets	786	—	1,361	—

Tax effect in connection with the impairment of the Brian Atwood trademark	—	—	1,017	—

Tax effect of expense in connection with the acquisitions of GREATS and BB Dakota	271	—	271	—

Tax effect of expense in connection with a divisional headquarters relocation	—	—	168	—

Tax effect of the net benefit in connection with the change in a contingent liability and the acceleration of amortization related to the termination of the Kate Spade license agreement	—	—	(469)	—

Tax effect of recovery, net of bad debt expense, associated with the Payless ShoeSource bankruptcy	—	—	85	—

Tax effect of expense in connection with provision for legal charges	—	—	—	702

Tax effect of expense in connection with the integration of the Schwartz & Benjamin acquisition and the related restructuring	—	102	—	462

Tax effect of expense in connection with a warehouse consolidation	—	—	—	327

Tax expense in connection with deferred tax adjustments	(383)	—	(383)	—

Tax expense in connection with the impairment of the preferred interest investment in Brian Atwood Italia Holding, LLC recorded in fourth quarter 2017	—	—	—	(1,028)

Adjusted provision for income taxes	$16,560	$14,859	38,307	$33,348

Table 5 - Reconciliation of GAAP net income to Adjusted net income
	Three Months Ended		Nine Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018

GAAP net income attributable to Steven Madden, Ltd.	$52,463	$55,563	$123,560	$116,646

After-tax impact of expense in connection with early lease termination charges and impairment of lease right-of-use assets	2,345	—	4,062	—

After-tax impact associated with the impairment related to the Brian Atwood trademark	—	—	3,033	—

After-tax impact of expense in connection with the acquisitions of GREATS and BB Dakota	808	—	808	—

After-tax impact of expense in connection with a divisional headquarters relocation	—	—	501	—

After-tax impact of the net benefit in connection with the change in a contingent liability and the acceleration of amortization related to the termination of the Kate Spade license agreement	—	—	(1,399)	—

After-tax impact of a recovery, net of bad debt expense, associated with the Payless ShoeSource bankruptcy	—	—	(344)	—

After-tax impact of expense in connection with provision for legal charges	—	—	—	2,135

After-tax impact of expense in connection with the integration of the Schwartz & Benjamin acquisition and the related restructuring	—	304	—	1,325

After-tax impact of expense in connection with a warehouse consolidation	—	—	—	914

Tax expense in connection with the impairment of the preferred interest investment in Brian Atwood Italia Holding, LLC recorded in fourth quarter 2017	—	—	—	1,028

Tax expense in connection with deferred tax adjustments	383	—	383	—

Adjusted net income attributable to Steven Madden, Ltd.	$55,999	$55,867	$130,604	$122,048

GAAP diluted income per share	$0.63	$0.64	$1.48	$1.35

Adjusted diluted income per share	$0.67	$0.65	$1.56	$1.41

Contact

Steven Madden, Ltd.

Director of Corporate Development & Investor Relations

Danielle McCoy

718-308-2611

InvestorRelations@stevemadden.com